Exhibit 99.1

Distribution Notice Payable January 26, 2024

December 26, 2023

Dear Investor,

On December 20, 2023, the Board of Directors of Redwood Enhanced Income Corp. declared and approved a quarterly dividend of $0.38 per share and a onetime supplemental Dividend of $0.44 per share, payable on January 26, 2024, to shareholders of record as of December 29, 2023.

Your distribution will be reinvested under the Company’s Distribution Reinvestment Plan unless you (i) previously opted out of the Dividend Reinvestment Plan or (ii) send a letter by December 29, 2023, to US Bank Global Fund Services at alternativefundsupport@usbank.com to elect to receive cash distributions. If you have elected to receive cash distributions, the distribution amount will be wired on January 26, 2024, to your current banking instructions on file.

Should you have any questions regarding the distribution, please call 800-362-3670 or email alternativefundsupport@usbank.com.

Sincerely,

Redwood Enhanced Income Corp.

250 WEST 55TH STREET, 26TH FLOOR | NEW YORK, NY 10019